Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., October 27, 2016 - Union Bankshares Corporation has declared a quarterly dividend of $0.20 per share.  The dividend amount is a $0.01, or 5.3%, per share increase from the prior quarter’s and prior year’s quarterly dividend level.

Based on the stock’s closing price of $27.88 on October 26, 2016, the dividend yield is approximately 2.9%.  The dividend is payable on November 28, 2016 to shareholders of record as of November 14, 2016.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 115 banking offices and approximately 190 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications

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